FOR IMMEDIATE RELEASE

Edward Smolyansky Issues Shareholder Letter Regarding Lifeway Foods, Inc. Misleading and False Public Statements (NASDAQ: LWAY)

CHICAGO — December 3, 2025 — Edward Smolyansky, the largest individual shareholder of Lifeway Foods, Inc. (Nasdaq: LWAY), today issued the following statement in response to the Lifeway Board’s recent press release, which contained not only highly misleading statements but several patently false claims about the dissident nominees:

“The Board’s baseless personal attacks are an obvious attempt to distract from what truly matters: the Company’s persistent governance failures and recent leadership misconduct under CEO Julie Smolyansky. Instead of addressing the issues affecting shareholder value today, the Board has chosen to publish distorted and false narratives to avoid accountability.”

Smolyansky noted that the release continues a disturbing pattern of Lifeway leadership relying on personal smears—most recently targeting co-founder Ludmila Smolyansky, whose decades of work built the company’s foundation. “This reliance on misleading and false accusations reflects a serious breakdown in judgment and an effort to divert attention from the performance governance and concerns shareholders are rightfully focused on.”

He added that the tone and content of the Board’s message speak for themselves:

“The unhinged nature of these attacks reflects a CEO and her spouse acting out of desperation, terrified of losing the control they have abused for far too long. Confident leadership does not behave this way. Entrenched leadership does.”

As the annual meeting approaches, Smolyansky urged investors to look beyond the Board’s misleading and false statements and remain focused on Lifeway’s ongoing governance failures, leadership instability, and lack of transparency.

Mr. Smolyansky has formally contacted the Company to request a retraction and is presently evaluating legal options.

For more information and to contact the shareholder group, follow Edward Smolyansky on LinkedIn

Important Information

This communication is not a request for a proxy to vote on any matter. Any written solicitation of a proxy by Mr. Smolyansky will be made through a definitive proxy statement (the "Shareholder Proxy Statement"). Lifeway shareholders are urged to read the Shareholder Proxy Statement, including any amendments or supplements thereto, and any other soliciting materials, when they become available as they will contain important information. Shareholders may obtain, free of charge, copies of the Shareholder Proxy Statement when it becomes available at sec.gov.

Participants in the Solicitation

Mr. Smolyansky has notified the Company of his intent to nominate himself and George Sent for election as directors of Lifeway at the 2025 Annual Meeting. Each of them may be deemed to be a participant in any solicitation of proxies by Mr. Smolyansky. Lifeway shareholders can find information regarding Mr. Smolyansky and Mr. Sent, and their respective direct or indirect interests, by security holdings or otherwise, in the Schedule 13D/A filed by Mr. Smolyansky with the SEC on November 18, 2025, Annex I to the preliminary proxy statement filed by Mr. Smolyansky with the Securities and Exchange Commission (the “SEC”) on November 24, 2025, the Shareholder Proxy Statement, when it becomes available, and in Mr. Smolyansky’s other filings with the SEC, all of which information is incorporated herein by reference.